Exhibit 10.1

EMPLOYMENT AGREEMENT

Dear Stephen Dilly:

This Employment Agreement (this “Agreement”) memorializes your employment terms with Sierra Oncology Inc., a Delaware corporation (the “Company”), effective as of your start date with the Company, expected to be June 1, 2020, or on such different date as mutually agreed upon by you and the Company (the date of your actual start date, the “Effective Date”), on the terms and conditions set forth in this Agreement.

1.    DUTIES; REPORTING RELATIONSHIP; OFFICE LOCATION.

(a)    In the position of President and Chief Executive Officer of the Company, you serve in an executive capacity and are required to perform the duties commonly associated with this position as also may be assigned to you by the Board of Directors of the Company (the “Board”) from time to time. Subject to Sections 7(a) and 8(c), the Company may make changes to your roles, responsibilities and reporting from time to time without advance notice to accommodate its business interest and this Agreement will continue to apply after such changes.

(b)    Effective on the Effective Date, you will be appointed to the Board.

(c)    You will report to the Board and work primarily from San Francisco, California.

(d)    The Company’s corporate headquarters are currently located in Vancouver, British Columbia. In providing certain services to the Company, you may be required to travel to and work from the Company’s office in Vancouver.

2.    COMPENSATION AND BENEFITS.

(a)    Base Salary. Effective from the Effective Date, your starting base salary is $600,000 USD per annum, subject to payroll deductions and all required withholdings. Your salary will be paid in semi-monthly installments in accordance with our standard payroll procedures. During your employment with the Company, your annual base salary will be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and any subsequent salary increases will be subject to the approval of the Compensation Committee.

(b)    Performance Bonus. In addition to the above base salary, you will be eligible to earn an annual discretionary performance bonus (the “Performance Bonus”) with a target value equal to 50% of your fiscal year end annual base salary, and the final amount to be paid based on the satisfaction of certain individual and/or Company criteria established by mutual agreement between you and the Compensation Committee and subject to and paid in accordance with the terms of any annual bonus plan established by the Compensation Committee. You will

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be eligible to receive a pro-rata portion of your annual bonus for fiscal year 2020. You must be employed with the Company in good standing on the last date of the applicable Performance Bonus period to earn and be eligible to receive a Performance Bonus. The Performance Bonus will be paid no later than 2 1⁄2 months following the completion of the performance period applicable to such Performance Bonus. The Compensation Committee will determine in its sole discretion whether you have earned the Performance Bonus and the amount of any Performance Bonus.

(c)    Equity Awards.

(i)    Time-Based Option Grant. As soon as reasonably practicable following the Effective Date, you will be granted an option under the Company’s 2015 Equity Incentive Plan or the Company’s 2018 Equity Inducement Plan, in each case, as amended (the “Plans”) to purchase 520,000 shares of the Company’s common stock, subject to the terms and conditions of a Stock Option Agreement (the “Time- Based Options”). The exercise price of the Time-Based Options shall be the fair market value of the Company’s common stock as of the date of grant, as determined by the Board or a committee thereof. The Time-Based Options will vest over a four-year period subject to your continued service to or employment with the Company, with the first twenty-five percent (25%) of such shares vesting on the one-year anniversary of the Effective Date, and the remaining shares vesting in equal monthly installments over the following thirty-six (36) months, as detailed further in the Stock Option Agreement. The Time-Based Options will be granted in accordance with and be subject to the terms and conditions set forth in the applicable Plan.

(ii)    Performance-Based Option Grant. As soon as reasonably practicable following the Effective Date, but in no event later than December 31, 2020, you will be granted an option under a Plan to purchase 260,000 shares of the Company’s common stock, subject to the terms of a Stock Option Agreement (the “ Performance-Based Options”). The exercise price of the Performance-Based Options shall be the fair market value of the Company’s common stock as of the date of grant, as determined by the Board or a committee thereof. The Performance-Based Options shall be subject to a time-based vesting schedule and a performance-based vesting schedule determined by the Compensation Committee in consultation with you.

In the event of a Change of Control (as defined below), the Time-Based Options and any time-based portion of any Performance-Based Options and any subsequent equity compensation award issued to you by the Company (collectively, the “Options”) will be subject to accelerated vesting such that one hundred percent (100%) of the total unvested shares subject to such Options (if any) will vest, immediately prior to the effective date of the consummation of the Change of Control.

(d)    Expenses and Housing. The Company will, in accordance with applicable Company policies and guidelines, reimburse you for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company, including travel to the Company’s headquarters in Vancouver, and the Company will arrange, or reimburse you for, an apartment or hotel in Vancouver for no more than $3,000 per month in the aggregate.

(e)    Employee Benefits. You will be eligible to participate in the general employee benefit programs and arrangements of the Company that we make available to our employees from time to time for which you are eligible under the terms of those plans. The Company may modify your benefits from time to time in its discretion, but, at a minimum, will

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provide you with family health benefits that are at least on par with the other senior executives of the Company based in the United States. In addition, the Company will pay any expenses under the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985 (or pay you the equivalent monthly cash payment) that may arise during a period of up to 18 months following the Effective Date, as a result of members of your family losing health care coverage under the Company’s medical or dental plans. You will accrue paid vacation at the rate of five (5) weeks per year, subject to the Company’s policies and practices.

3.    CONFIDENTIALITY AND PROPRIETARY INFORMATION OBLIGATIONS.

(a)    Company Policies. As a condition of your employment, you agree to abide by all Company policies, Code of Conduct, rules and regulations, including but not limited to the policies contained in the employee handbook adopted by the Company, in each case as provided to you in writing (including on any online system of the Company to which you have access).

(b)    Third Party Information. In your work for the Company, you are expected not to use or disclose any confidential information, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. Rather, you are expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company and its affiliates (the “Company Group”). You agree that you have not and will not bring onto the Company Group premises or use in your work for the Company Group, any unpublished documents or property (including but not limited to proprietary information) belonging to any former employer or other third party that you are not authorized to use or disclose. By entering into this Agreement, you represent that you have been performing and are able to perform your job duties within these guidelines.

(c)    Exclusive Property. Subject to the provisions of Section 3(d), you agree that all business procured by you and all related business opportunities and plans made known to you while you are employed by or provide services to the Company Group shall remain the permanent and exclusive property of the Company Group.

(d)    Adverse or Outside Business Activities. Throughout your employment with or service to the Company Group, you may engage in civic, academic teaching and lectures, and not-for-profit activities so long as in each case such activities do not materially interfere with the performance of your duties hereunder or present a conflict of interest with the Company Group. You may not engage in other employment or undertake any other commercial business activities unless you obtain the prior written consent of the Board. The Board may deny or rescind its consent to your service as a director of all other corporations or participation in other business or public activities if the Board, in its sole good faith discretion, determines that such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company Group. Notwithstanding any other term of this Agreement, the Company Group consents to the activities set forth on Exhibit A and acknowledges that such activities do not presently constitute a conflict with your duties to the Company Group. The Board will, from time to time, reassess whether such activities compromise or threaten to compromise the Company’s business interests or conflict with your duties to the Company, and the Board may rescind its consent to such service at any time.

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4.    NO CONFLICTS. By signing this Agreement you hereby represent to the Company that, except as previously disclosed to the Company: (a) your employment with or service to the Company Group is not prohibited under any debarment order or other government or administrative agency order or adjudication, employment agreement, or other contractual arrangement; and (b) you do not know of any conflicts of interest with your duties under this Agreement which would restrict your service with the Company Group. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company Group, and that you are presently in compliance with such contracts, if any.

5.    NONINTERFERENCE. While employed by the Company and for one (1) year immediately following the termination of your employment for any reason, you agree not to interfere with the business of the Company Group by: (a) soliciting, attempting to solicit, inducing, or otherwise knowingly causing any employee or consultant of the Company Group to terminate any employment or consulting relationship with the Company Group for any reason including in order to become an employee, consultant or independent contractor to or for any other person or entity; or (b) directly or indirectly soliciting the business of any customer or prospective customer of the Company Group which at the time of your employment termination, or during the year immediately prior thereto, was listed on the Company Group’s customer or prospective customer list.

6.    AT WILL EMPLOYMENT. Your employment with the Company is an “at-will” arrangement and this Agreement does not constitute a guarantee of employment for any specific period of time. This means that either you or the Company may terminate your employment at any time, with or without Cause, and with or without advance notice, but subject to your receipt of the termination payments and benefits contemplated by this Agreement. This “at-will” employment relationship cannot be changed except in a written agreement approved by the Board and signed by you and a duly authorized member of the Board.

7.    SEVERANCE BENEFITS.

(a)    Entitlement to Severance Benefits. If, at any time, the Company (or any successor entity) terminates your employment without Cause, other than by reason of your Disability, or if you resign your employment for Good Reason, or if the Company revokes this Agreement prior to the date that you commence employment (unless such revocation is result of your failure to satisfy Section 10(g), (h) or (i)), you will be eligible to receive, as your sole severance benefits (the “Severance Benefits”):

(i) severance pay in one lump sum payment of your base salary (the “Base Salary”) in effect as of the employment termination date for twelve (12) months (the “Severance Period”); provided, however, that if your employment termination date occurs within the twelve (12)-month period following the consummation of a Change of Control: (A) your annual Base Salary for purposes of this Section 7(a)(i) shall be deemed to be the sum of (x) your Base Salary in effect as of your employment termination date and (y) the average of your actual Performance Bonuses paid for the two (2) most recently-completed fiscal years prior to the date of your termination of employment (or: (I) if you have been employed for only the most recently completed fiscal year, the Performance Bonus paid for the most recently-completed fiscal year or (II) if you have not been employed throughout the most-recently completed fiscal year and through the Performance Bonus payment date with respect to such fiscal year, your

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target Performance Bonus for the year in which your date of termination occurs) and (B) the length of the Severance Period shall be increased to eighteen (18) months.

(ii) cash consideration in the form of monthly payments in the amount equal to your monthly cost to maintain your personal health benefit plan coverage at the same level in effect as of your employment termination date (including dependent coverage, if elected prior to your employment termination) through the earlier of the end of the Severance Period or the date that you become eligible for group health insurance coverage through a new employer, with any such cash payments to be subject to applicable deductions and withholdings. You agree to provide prompt written notice to the Company if you become eligible for group health insurance coverage through a new employer during the Severance Period.

The severance described in Sections 7(a)(i) and (ii) shall be paid on or commencing no later than the first business day following the sixtieth (60th) day following your termination of employment, and the first payment will include the payments due and owing prior to that payment date but for the application of this sentence.

(iii) any Time-Based Options or other solely time-based stock awards that would otherwise vest over the following twelve (12) month period following such termination of employment notwithstanding such termination, will be subject to accelerated vesting and vest in full as of the date of such termination of employment; provided, however that if your employment termination date occurs within the twelve (12)-month period following the consummation of a Change of Control, notwithstanding anything to the contrary in the applicable equity incentive plans or award agreements, full vesting of all outstanding equity or equity-based awards on the date of such termination; provided however that any equity or equity-based awards that vest based on the achievement of performance criteria shall vest in accordance with the Change of Control provisions in the award agreements applicable to such equity or equity-based awards, if any, and if there are no such Change in Control provisions in any such award agreements, such equity and equity-based awards shall fully vest on the date of such termination.

(iv) You will not be eligible for the Severance Benefits if your employment is terminated for Cause, or due to your death or Disability, or if you voluntarily resign for any reason that does not qualify as Good Reason.

(v) Notwithstanding the foregoing, in order to be eligible for the Severance Benefits, you must meet the Release Requirements as set forth in Section 9.

(b)    Deferred Compensation.

(i)    To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A

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of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. The first payment thereof will include a catch-up payment covering the amount that would have otherwise been paid during the period between your termination of employment and the first payment date but for the application of this provision, and the balance of the installments (if any) will be payable in accordance with their original schedule.

(ii)    For purposes of this letter agreement or any agreement or plan referenced herein, and notwithstanding any other provision herein, with respect to any payment that is subject to (and not exempt from) Section 409A of the Code, no payment shall be made upon disability or terminal illness unless and until such condition qualifies as a “Disability” within the meaning of Section 409A of the Code and Section 1.409A-3(i)(4) of the regulations thereunder.

(iii)    Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this letter agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(iv)    To the extent that any provision of this letter agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this offer letter may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

(v)    Payments pursuant to this letter agreement (or referenced in this letter agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A of the Code.

(vi)    For all purposes under Section 7 and any cross references to the benefits therein, your termination of your employment shall only mean a termination that constitutes a “separation from service” and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A-1. You will only be eligible to receive the benefits described in Section 7 if your termination of employment constitutes a separation from service as defined in Treasury Regulation Section 1.409A-1.

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(c)     Excise Tax.

(i)    Notwithstanding anything in this Agreement to the contrary, if any payment or benefit that you would receive pursuant to this Agreement or otherwise (“Payment”) would (1) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (2) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be equal to the Reduced Amount (defined below). The “Reduced Amount” shall be either: (y) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (z) the entire Payment, whichever amount after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in your receipt, on an after-tax basis, of the greatest amount of the Payment to you.

(ii)    If a reduction in the Payment is to be made, the reduction in payments and/or benefits shall occur in the following order unless you elect in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the date on which the event that triggers the Payment occurs): (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits paid to you. In the event that acceleration of compensation from your equity awards is to be reduced, such acceleration of vesting shall be canceled in the reverse order of the date of grant unless you elect in writing a different order for cancellation. The Company shall reasonably determine the procedures and manner of making the calculation required above.

8.    DEFINITIONS.

(a)    Definition of Cause. “Cause” for the Company (or any acquirer or successor in interest thereto) to terminate your employment shall exist if any of the following occurs:

(i)    your conviction (including a guilty plea or plea of nolo contendere) of any felony or any other crime involving fraud, dishonesty or moral turpitude;

(ii)    your commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against the Company Group that results (or could reasonably be expected to result) in material harm or injury to the business or reputation of the Company or the Company Group;

(iii)    your material violation of any material contract or agreement between you and the Company Group, or of any Company Group policy or Company Code of Conduct, or of any statutory duty you owe to the Company Group (where you fail to cure such violation within thirty (30) business days after being notified in writing by the Company of such violation); or

(iv)    your conduct that constitutes gross insubordination, incompetence or habitual neglect of the specific lawful directives of the Board which are consistent with the scope of your duties and responsibilities hereunder and that results in material harm to the business or reputation of the Company or the Company Group provided, however, that the action or conduct described in this clauses (iii) or (iv) will constitute “Cause” only if such action or

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conduct continues after the Board has provided you with written notice thereof and 30 days’ opportunity to cure the same, except that the Board is not obligated to provide such written notice and opportunity to cure if the action or conduct is not susceptible to cure.

The determination that a termination is for Cause shall be made in good faith by the Board in its sole discretion.

(b)    Definition of Change of Control. “Change of Control” shall mean the consummation of any one of the following events:

(i)     a sale, lease, exclusive license or other disposition of all of substantially all of the assets of the Company;

(ii)    a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than fifty percent (50%) of the Company’s outstanding voting power of the surviving entity following the consolidation, merger or reorganization; or

(iii)     any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s then- outstanding voting power is transferred, excluding any consolidation or merger effected exclusively to change the domicile of the Company and excluding any such change of voting power resulting from a bona fide equity financing event or public offering of the stock of the Company.

(c)    Definition of Good Reason. A resignation for “Good Reason” shall mean a resignation of your employment within ninety (90) days after the occurrence of any of the following events which is not corrected within thirty (30) days after the Company (or any successor thereto) receives written notice from you that any of the following events have occurred and that you assert that grounds for a resignation for Good Reason exist as a result of:

(i)    without your written consent, a material diminution of your title, duties, position or responsibilities as indicated herein; provided, however, a mere change in title or reporting relationship following a Change of Control will not by itself constitute “Good Reason” for your resignation”;

(ii)    without your written consent, a reduction by the Company in your base salary or bonus opportunity as in effect immediately prior to such reduction by more than 10% (unless such reduction is made pursuant to an across the board reduction of no more than fifteen percent (15%) applicable to all senior executives of the Company);

(iii)    the Company Group’s material violation of any contract or agreement between you and the Company Group, including, without limitation, the material breach of any provision of this Agreement by the Company; or

(iv)    without your written consent, any relocation of your principal place of employment to a location more than fifty (50) miles from your principal place of employment as of the date hereof.

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(d)    Definition of Disability. Disability shall have the meaning set forth in Section 22(e)(3) of the Code.

9.    RELEASE REQUIREMENTS. To be eligible to receive the Severance Benefits, you must meet the following requirements (the “Release Requirements”): (a) you must first timely execute, make effective, and deliver to the Company a general release of all known and unknown claims, substantially in the form attached hereto as EXHIBIT C (which may, at the Company’s election, be incorporated into a separation agreement) within sixty (60) days following your termination of employment; and (b) you must not be in material breach of any other material agreement or contract between you and the Company Group at the time of the receipt of such benefits (provided you will not be considered in breach unless you have received written notice of such breach and at least thirty (30) days to cure, if curable). In the event that, during such time as you continue to receive any Severance Benefits, you materially breach any other material agreement or contract between you and the Company Group, the Company’s obligation to continue to provide the Severance Benefits will immediately cease in full, and you will not be entitled to receive any additional Severance Benefits as of the date of your breach.

10.    MISCELLANEOUS.

(a)    Entire Agreement. You are required, as a condition to your employment with the Company, to execute and deliver the Company’s standard Employee Proprietary Information, Inventions Assignment and Non-Competition Agreement in the form attached hereto as EXHIBIT B (the “Invention Assignment Agreement”). This Agreement together with the Invention Assignment Agreement shall constitute the complete and exclusive statement of your employment agreement with the Company. The employment terms in this Agreement supersede any other agreements or promises made to you by anyone, whether oral or written, concerning your employment terms. Changes in your employment terms, other than those changes expressly reserved to the Company’s or Board’s discretion in this Agreement, require a written modification approved by the Board and signed by you and a duly authorized member of the Board that explicitly states the intent of both parties hereto to supplement or amend the terms herein.

(b)    Binding Effect; Severability. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.

(c)    Governing Law. The terms of this Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to its principles of conflicts of laws. By signing this Agreement you irrevocably submit to the exclusive jurisdiction of the courts of the State of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.

(d)    Arbitration. You and the Company agree to submit to mandatory binding arbitration, in Santa Clara County, California, before a single neutral arbitrator, any and all claims arising out of or related to this Agreement and your employment with the Company and the termination thereof, except that each party may, at its or his option, seek injunctive relief in court prior to such arbitration proceeding pursuant to applicable law. YOU AND THE COMPANY HEREBY WAIVE ANY RIGHTS TO TRIAL BY JURY IN REGARD TO SUCH CLAIMS. This

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agreement to arbitrate does not restrict your right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict your ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However, you and the Company agree that, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims. The arbitration shall be conducted through the American Arbitration Association (the “AAA”). The arbitrator shall issue a written decision that contains the essential findings and conclusions on which the decision is based. The arbitration will be conducted in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at http://www.adr. org. If you are unable to access these rules, please let me know and I will provide you with a hardcopy. The parties acknowledge that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement.

(e)    Indemnification. You and the Company will enter into the form of indemnification agreement provided to other similarly-situated officers and directors of the Company. In addition, you will be named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time.

(f)    Compensation Recoupment. All amounts payable to you hereunder shall be subject to recoupment pursuant to the Company’s then-current compensation recoupment policy, if any, adopted by the Board during the term of your employment with the Company that is applicable generally to executive officers of the Company.

(g)    Employment Eligibility Verification. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the Effective Date, or your employment relationship with us may be terminated.

(h)    Background Check. You must receive a satisfactory verification of criminal, education and/or employment background, and satisfactory verification of references in the discretion of the Company. This offer and any employment is subject to, and contingent upon, a satisfactory background and/or reference check(s). Furthermore, the Company may rescind or revoke your offer of employment and/or sever any employment relationship that is deemed to exist if, in its discretion, the Company determines that you fail to receive a satisfactory background and/or reference check, or you fail to consent to or complete a request for a background or reference check.

(i)    Absence of Conflicts; Competition with Prior Employer. You represent that your performance of your duties under this Agreement will not breach any other agreement to which you are a party. You agree that you have disclosed to the Company all of your existing employment and/or business relationships, including, but not limited to, any consulting or advising relationships, outside directorships, investments in privately-held companies and any other relationships that may create a conflict of interest, and you represent that you are not and have not been the subject of any claim or investigation involving harassment of any employee, consultant or other service provider of any prior employer. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to

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which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligations expire.

(j)    Withholding. All sums payable to you hereunder shall be reduced by all federal, state, local and other withholding and similar taxes and payments required by applicable Law.

(k)    Notices. All notices or other communications required or permitted under this Agreement shall be made in writing and shall be deemed given if delivered personally or sent by nationally recognized overnight courier service. Any notice or other communication shall be deemed given on the date of delivery or on the date one (1) business day after it shall have been given to a nationally-recognized overnight courier service. All such notices or communications shall be delivered to the recipient at the addresses indicated below:

To the Company:

Sierra Oncology, Inc.

2150-885 West Georgia Street

Vancouver, British Columbia, Canada

V6C 3E8

To you:

At your address as it appears in the Company’s books and records or at such other place as you shall have designated by notice as herein provided to the Company.

(l)    Mutual Drafting. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and .pdf signatures shall be equivalent to original signatures.

SIGNATURES ON THE FOLLOWING PAGE

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We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this offer by signing and dating duplicate original copies of this Agreement and returning them to me.

Sincerely,

Sierra Oncology, Inc.

By:	/s/ Robert Pelzer
Robert Pelzer, Chairman of the Board of Directors

I have read and accept this Agreement. By signing this Agreement, I represent and warrant to the Company that I am under no contractual commitments inconsistent with my obligations to the Company.

/s/ Stephen Dilly	Dated:	5/22/2020
Stephen Dilly

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